EXHIBIT 23.1

                              Accountants' Consent
The Board of Directors
Celgene Corporation:

We consent to incorporation by reference in the registration statements (No. 333-70083, 33-21462, 33-38296, 33-62510 and 333-91977) on Form S-8 and (No.
333-02517,  333-32115, 333-38861, 333-52963, 333-87197, 333-93759 and 333-94915)
on Form S-3 of Celgene Corporation of our report dated January 27, 2000, except as to note 14, which is as of February 16, 2000, relating to the consolidated balance sheets of Celgene Corporation and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Celgene Corporation.


                                                            KPMG LLP

Short Hills, New Jersey
March 30, 2000